EXHIBIT 99.3

Pro Forma Financial Statements

On October 17, 2006, SYS (the Company) acquired all the outstanding common stock of Ai Metrix in a stock transaction for approximately $6.5 million, inclusive of approximately $0.4 million of transaction costs. The Company will include the financial results of Ai Metrix in its consolidated financial statements beginning October 17, 2006. Ai Metrix is a Reston, Virginia-based provider of innovative network management solutions. The merger furthers one of SYS’s goals of broadening its customer base for both commercial and governmental entities as well as broadening its existing product base.

In connection with the merger, the Company issued approximately 3.1 million shares of common stock, of which approximately 2.2 million were issued directly to Ai Metrix shareholders and 0.9 million shares were issued to an escrow agent for future contingencies, which are more fully described in the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements. Additionally, the Company paid approximately $57,000 in cash, of which approximately $16,000 was paid to an escrow agent for future contingencies, which are more fully described in the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

The following unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the completed acquisition, which is being accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141 (SFAS 141), “Business Combinations”.

The unaudited pro forma condensed consolidated balance sheet gives effect to the merger of the Company and Ai Metrix as if it had occurred on September 29, 2006. The unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2006 and for the three months ended September 29, 2006 gives effect to the merger of the Company and Ai Metrix as if it had occurred on July 1, 2005.

The unaudited pro forma condensed consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the Company that would have been reported had the merger been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations or financial condition of the merged entity.

The acquisition will be accounted for under the purchase method of accounting in accordance with SFAS 141. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets of Ai Metrix acquired in connection with the merger, based on their estimated fair values as of the effective date of the merger. The preliminary allocation of the purchase price was based upon a preliminary valuation and our estimates and assumptions are subject to change. Management believes that the preliminary allocation of the purchase price is reasonable, however, in some cases the final allocation will be based upon an independent valuation that is not yet complete. The areas of the purchase price allocation that are not yet finalized relate primarily to deferred taxes, deferred revenue and intangible assets. The Company expects to finalize the purchase price allocation during the remainder of fiscal 2007.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and related notes of the Company included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as the historical financial statements and related notes of Ai Metrix as of and for each of the two years ended December 31, 2005, and for the nine months ended September 29, 2006, which are attached as Exhibit 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

SYS AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 29, 2006 (amounts in thousands)

			Pro Forma		Pro Forma
	SYS	Ai Metrix	Adjustments		Combined
ASSETS
Current Assets
Cash	$2,076	$955	$--		$3,031
Accounts receivable, net	12,628	1,802	--		14,430
Inventory	494	--	--		494
Prepaid expenses	515	82	--		597
Income tax refund receivable	837	--			837
Total current assets	16,550	2,839	--		19,389

Furniture, equipment and leasehold improvements, net	1,909	149	--		2,058
Intangible assets, net	3,143	--	4,800	(a)	7,943
Goodwill	18,543	--	1,809	(b)	20,352
Other assets	500	--	(44)	(c)	456
Total Assets	$40,645	$2,988	$6,565		$50,198

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Line of credit	$348	$--	$--		$348
Accounts payable	1,626	43	--		1,669
Accrued payroll and related expenses	2,566	317	--		2,883
Other accrued liabilities	1,165	141	446	(c)	1,752
Deferred taxes	404	--	--		404
Current portion of convertible notes payable, related party	998	--			998
Current portion of convertible notes payable	1,088	--	--		1,088
Current portion of note payable	312	43	--		355
Deferred revenue	383	1,964	(222)	(d)	2,125
Total current liabilities	8,890	2,508	224		11,622

Convertible notes payable, net of current portion, related party	975	--	--		975
Convertible notes payable, net of current portion	2,150	--	--		2,150
Note payable, net of current portion	688		--		688
Other liabilities	157	23	--		180
Deferred revenue, net of current portion	--	861	(50)	(d)	811
Total liabilities	12,860	3,392	(174)		16,426

Commitments

Convertible preferred stock	--	1,940	(1,940)	(f)	--

STOCKHOLDERS' EQUITY:
Common stock	27,031	1	(5,986)	(e),(f)	33,018
Additional paid-in-capital	--	29,269	(29,269)	(f)	--
Retained earnings (accumulated deficit)	754	(31,614)	31,614	(f)	754
Total stockholders’ equity	27,785	2,344	8,331		33,772

Total liabilities and stockholders’ equity	$40,645	$2,988	$6,565		$50,198

SYS AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 2006 (amounts in thousands, except per share data)

			Pro Forma		Pro Forma
	SYS	Ai Metrix (1)	Adjustments		Combined

Revenues	$55,861	$6,420	$--		$62,281

Total operating costs and expenses	57,923	6,907	480	(g)	65,310

Loss from operations	(2,062)	(487)	(480)		(3,029)

Loss before income taxes	(2,431)	(500)	(480)		(3,411)

Income tax benefit	(688)	--	(190)	(h)	(878)

Net loss	$(1,743)	$(500)	$(290)		$(2,533)

Net loss per share:
Basic	$(0.14)				$(0.17)
Diluted	$(0.14)				$(0.17)

Weighted average shares:
Basic	12,691			(i)	15,196
Diluted	12,691			(i)	15,196

(1) The statement of operations of Ai Metrix was derived by adding the six months ended June 30, 2006 to Ai Metrix’s statement of operations for the year ended December 31, 2005 and removing the six months ended June 30, 2005. The period presented excludes revenues of $2.7 million, operating costs of $1.5 million and net loss of $0.5 million for the six months ended June 30, 2005.

SYS AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 29, 2006 (amounts in thousands, except per share data)

			Pro Forma		Pro Forma
	SYS	Ai Metrix	Adjustments		Combined

Revenues	$16,243	$1,996	$--		$18,239

Total operating costs and expenses	16,465	1,683	120	(g)	18,268

Income (loss) from operations	(222)	313	(120)		(29)

Income (loss) before income taxes	(382)	312	(120)		(190)

Income tax provision (benefit)	(267)	--	(48)	(h)	(315)

Net income (loss)	$(115)	$312	$(72)		$125

Net income (loss) per share:
Basic	$(0.01)				$0.01
Diluted	$(0.01)				$0.01

Weighted average shares:
Basic	15,405			(i)	17,910
Diluted	15,405			(i)	19,832

SYS AND SUBSIDIARIES
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated balance sheet gives effect to the merger of the Company and Ai Metrix as if it had occurred on September 29, 2006. The unaudited pro forma combined consolidated statement of operations for the year ended June 30, 2006 and for the three months ended September 29, 2006 give effect to the merger of the Company and Ai Metrix as if it had occurred on July 1, 2005. The unaudited pro forma condensed consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the Company that would have been reported had the merger been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations or financial condition of the merged entity.

Note 2.  Pro Forma Adjustments

The unaudited pro forma condensed consolidated financial statements give effect to the following:

October 17, 2006 acquisition of Ai Metrix. In connection with the merger, the Company issued approximately 3.1 million shares of common stock, of which approximately 2.2 million shares were issued directly to Ai Metrix shareholders and 0.9 million shares were issued to an escrow agent for future contingencies and/or future purchase consideration. The Company also paid approximately $57,000 in cash, of which approximately $41,000 was paid directly to Ai Metrix shareholders and approximately $16,000 was paid to an escrow agent for future contingencies and/or future consideration.

Of the 0.9 million shares issued to the escrow agent, approximately 0.3 million shares are being held for any possible indemnification claims and approximately 0.6 million shares are being held related to a clawback provision, which is more fully described below, as set forth in the merger agreement.

Of the $16,000 paid to an escrow agent, approximately $6,000 is being held for possible indemnity claims and approximately $10,000 is being held related to a clawback provision, which is more fully described below.

The purchase price of approximately $6.5 million is preliminary and is subject to change. The purchase price was calculated by using the average closing stock price two days before and including the day of the transaction multiplied by 2.5 million shares (2.2 million shares issued directly to Ai Metrix shareholders and 0.3 million shares issued to an escrow agent for indemnity) and includes $0.4 million in direct acquisition costs and $41,000 of cash paid directly to Ai Metrix shareholders. The 0.3 million shares issued to an escrow agent for any possible indemnity claims are being included in the calculation of the purchase price because management believes the nature of the representations and warranties that are covered by the indemnity are non-subjective and the issuance of these shares can be determined beyond a reasonable doubt. Additional consideration may be earned and the purchase price may be increased if Ai Metrix generates earnings before interest, taxes, depreciation and amortization (EBITDA) in excess of $2.5 million for the measurement period beginning on the closing date of the transaction and ending on December 31, 2007. For each dollar of EBITDA generated in excess of $2.5 million, the Company will issue to the Ai Metrix shareholders one additional share of SYS common stock, up to a maximum of 1.9 million shares. If Ai Metrix generates EBITDA of less than $1.5 million during the measurement period, the total purchase price will be reduced, and the Company will receive back one share of its common stock or $1 dollar in cash, for each dollar of EBITDA less than $1.5 million, up to a maximum of 0.5 million shares and $10,000 cash that is held with the escrow agent. Based on the recent average share price, if Ai Metrix earns the maximum amount of additional shares possible, 1.9 million shares would be issued and the purchase price would increase by approximately $4.9 million. Based on the recent average share price, if the amount of EBITDA generated would cause all shares held in escrow specifically related to the clawback provision to be returned, the purchase price would be reduced by approximately $1.4 million.

The acquisition is being accounted for under the purchase method of accounting in accordance with SFAS 141. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets of Ai Metrix acquired in connection with the merger, based on their estimated fair values as of the effective date of the merger. The preliminary allocation of the purchase price was based upon a preliminary valuation and our estimates and assumptions are subject to change. Management believes that the preliminary allocation of the purchase price is reasonable; however, in some cases the final allocation will be based upon an independent valuation that is not yet complete. The areas of the purchase price allocation that are not yet finalized relate primarily to deferred taxes, deferred revenue and intangible assets. The Company expects to finalize the purchase price allocation during the remainder of fiscal 2007.

The allocation of the Ai Metrix purchase price is subject to refinement. The following table summarizes the preliminary allocation of the purchase price, including an estimate of transaction costs of approximately $0.4 million (amounts in thousands):
		Estimated
	Value	Life in Years
Cash	$141
Accounts receivable	1,802
Prepaid expenses and other current assets	82
Property, furniture and equipment	149	5
Customer relationships	1,800	10
Technology	1,900	10
Trade name	1,100	10
Goodwill	2,826
Total assets acquired	9,800
Accounts payable, accrued liabilities and other liabilities	(770)
Deferred revenue	(2,553)
Assets acquired less liabilities assumed	$6,477

The following is a summary of adjustments to the unaudited pro forma condensed consolidated balance sheet:

a.	To reflect the estimated fair value of acquired technology ($1.9 million), trade name ($1.1 million) and customer relationships ($1.8 million).

b.
To reflect the estimated fair value of acquired goodwill. The difference in the amount of goodwill recorded for pro forma purposes and the amount recorded in the purchase price allocation is the result of changes in Ai Metrix’s working capital for the period September 30, 2006 through October 17, 2006.

c.
To reflect approximately $0.4 million of direct acquisition costs incurred subsequent to September 29, 2006, approximately $56,000 in payments due to Ai Metrix shareholders and escrow agent as described above and to eliminate approximately $44,000 of capitalized transaction costs included in other assets as such amounts are included in the purchase price allocation.

d.	To reflect the fair value of SYS’s assumed obligations related to software maintenance and support obligations.

e.
To record the value of SYS common shares issued of approximately $6.0 million. The value of the shares was determined by the number of common shares issued of approximately 3.1 million, less 0.6 shares issued to an escrow agent related to possible future contingent consideration described above, multiplied by the average closing share price for the period beginning two days before and including the day of the transaction.

f.	To eliminate Ai Metix’s convertible preferred stock and stockholders’ equity.

The following is a summary of adjustments to the unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2006 and the three months ended September 29, 2006:

g.
To reflect the increase in amortization expense of $0.5 million and $0.1 million for the year ended June 30, 2006 and the three months ended September 29, 2006, respectively, related to the intangible assets acquired. Amortization is computed on a straight-line basis over the estimated life of the intangible assets.

h.	To reflect the income tax effect on the pro forma adjustments based on the Company’s statutory tax rates in effect for the year ended June 30, 2006 and for the three months ended September 29, 2006.

i.
To reflect the issuance of approximately 2.5 million shares to the weighted average number of shares outstanding for the period. Although a total of 3.1 million shares were issued, 0.6 million shares held in escrow are contingently issuable as described above, and have been excluded from earnings per share. The dilutive effects of outstanding stock options, warrants and shares issuable upon conversion of convertible notes were excluded from the calculation of diluted earnings per share because they would be anti-dilutive for the year ending June 30, 2006 due to the pro forma net loss for that period. For the three months ended September 29, 2006, diluted earning per share includes an additional 1.9 million shares related to the dilutive effects of outstanding stock options, warrants and shares issuable upon conversion of convertible notes. Earnings per share excludes the effect of the additional purchase price of up to 1.9 million shares whose issuance is contingent upon Ai Metrix exceeding an EBITDA target of $2.5 million for the measurement period beginning on the effective date of the acquisition and ending on December 31, 2007. If all of the contingent shares, but not the required amount of EBITDA to earn those shares were included in the EPS calculation, EPS would have been (0.15) per basic and diluted share for the year ended June 30, 2006 and 0.01 per basic and diluted share for the three months ended September 29, 2006.